[COMCAST logo omitted]                                  PRESS RELEASE

--------------------------------------------------------------------------------

Contact:
--------
Marlene S. Dooner, Vice President, Investor Relations   (215) 981-7392
Leslie A. Arena, Director, Investor Relations           (215) 981-8511
Daniel J. Goodwin, Director, Investor Relations         (215) 981-7518


                   COMCAST REPORTS FIRST QUARTER 2003 RESULTS

               Consolidated Revenue Increased to $5.52 billion and

                        EBITDA Increased to $1.64 billion

                Operating Income Increased 12.4% to $473 million

             COMCAST CABLE DELIVERS MEANINGFUL SUBSCRIBER ADDITIONS

               Total Basic Cable Subscribers Increased by 56,900

    High-Speed Internet Subscribers Increased By 417,000 to Exceed 4 Million

         COMCAST INCREASES 2003 GUIDANCE FOR BASIC CABLE AND HIGH-SPEED
           INTERNET SUBSCRIBERS AND REAFFIRMS ALL OTHER 2003 GUIDANCE

              TURNAROUND OF NEWLY ACQUIRED SYSTEMS BEGINS TO YIELD
                              SUBSTANTIAL RESULTS

          Pro Forma Cable Revenue Increased 10.0% and Pro Forma Cable
                             EBITDA Increased 35.8%

           Pro Forma Cable Operating Income Increased to $341 million

Philadelphia, PA - May 8, 2003...Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2003. Comcast will discuss first quarter results on a conference call and webcast today at 10:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations websites at www.cmcsa.com and www.cmcsk.com.

Brian L. Roberts, president and CEO of Comcast Corporation said, "We delivered terrific results this quarter and remain confident that 2003 will be an outstanding year for Comcast. The solid results for the first 4 months of integration of our newly acquired cable systems strengthen the foundation for continued momentum."

"Stemming cable subscriber losses in the newly acquired cable systems is a critical step to a successful integration," said Roberts. "We added nearly 57,000 basic cable subscribers this quarter, a tremendous accomplishment. As a result, we are increasing our guidance for basic cable subscriber additions for 2003. We now expect to add 75,000 to 100,000 basic cable subscribers, a significant improvement from our previous expectation of flat subscriber growth. As we refocus on video, accelerate the rebuild of the newly acquired cable systems and continue to work across a range of integration initiatives our results are very encouraging. More work remains but I am confident that we can successfully deliver on our plans."

Mr. Roberts continued, "We continue to experience strong demand for our high-speed Internet service. With 417,000 net additions in the quarter, we reached more than 4 million subscribers by quarter-end. As a result, we are increasing our guidance for high-speed Internet service additions for 2003. We now expect to add 1.6 million high-speed Internet subscribers, a 33% increase above the net additions reported in 2002 and up from previous guidance of 1.3 to
1.4 million additions, to finish 2003 with 5.2 million high-speed Internet subscribers. We continue to be very optimistic about the outlook for cable modem service."

"During the first quarter, we completed the Time Warner Entertainment restructuring that provided us more than $2 billion in cash for immediate debt reduction. At closing, we also received $1.5 billion of AOL equity securities and a 21% interest in Time Warner's cable business, providing additional strength to our balance sheet. Throughout 2003 we will continue to identify opportunities to further decrease our debt and increase liquidity in order to solidify our investment grade ratings."

Comcast Cable Results
---------------------

Comcast Cable results for the quarter ended March 31, 2003 are presented on a pro forma basis. Pro forma results adjust only for acquisitions and are presented as if the acquisition of AT&T Broadband completed in November 2002 was effective on January 1, 2002. Please refer to Table 8 "Non-GAAP and Other Financial Measures."

Pro forma Comcast Cable revenue for the quarter ended March 31, 2003 was $4.231 billion, representing a 10.0% increase from the $3.844 billion in the first quarter of 2002. Pro forma operating income before depreciation and amortization (EBITDA) for the quarter was $1.421 billion, an increase of 35.8% over the $1.046 billion for the same period of 2002. Pro forma results include $88 million of acquisition and employee termination related costs incurred by AT&T Broadband in the first quarter of 2002. Excluding these costs, cable EBITDA grew 25.3% over the $1.134 billion adjusted 2002 EBITDA figure. EBITDA margins were 33.6% for the first quarter of 2003 compared with 27.2% for the same period in 2002 as overhead reductions and other cost cutting measures took effect. Pro forma cable operating income was $341 million in the current quarter compared to a pro forma operating loss of $6 million in the first quarter of 2002.

Pro forma cable video revenues increased 5.4% in the first quarter of 2003 compared with the prior year quarter reflecting continuing growth in Digital Cable subscriptions and basic cable rate increases, offset by subscriber losses in the newly acquired cable systems during 2002. Pro forma high-speed Internet service revenue for the first quarter of 2003 increased 57.5% over the prior year quarter to $492 million, as a result of a 52.3% increase in the customer base and a 4.3% increase in average revenue per subscriber. Pro forma cable phone revenue totaled $224 million, a 27.9% increase from the first quarter of 2002, reflecting higher customer levels compared to the prior year and a 1.4% decline in average revenue per subscriber. Pro forma advertising revenue increased 8.3% over the prior year quarter to $235 million, reflecting growth of 13.9% in the historical Comcast systems as a result of the continued success of regional interconnects in these markets and 4.9% growth in the newly acquired systems.

In the first quarter of 2003 Comcast Cable added 56,900 basic cable subscribers, a dramatic improvement over the combined loss of 139,000 subscribers in 2002. The increase reflects growth in Comcast's historical cable systems of 14,300 basic subscribers, and the addition of 42,600 basic subscribers in the newly acquired cable systems. The trailing twelve-month growth rate of 0.5% in Comcast's historical systems reflects the negative impact of military personnel relocations principally in our Savannah and Nashville systems as a result of recent deployment of troops from these markets. Comcast Cable expects to regain these subscribers as military personnel return home. Basic subscriber gains of nearly 43,000 in the newly acquired systems represent a marked turnaround from the first quarter of 2002 when those systems lost 179,800 subscribers.

Comcast Cable added 168,500 Digital Cable subscribers to end the first quarter with 6.787 million Digital Cable subscribers, a pro forma increase of 23.4% over the same prior year period, representing a penetration rate of nearly 32%. Digital Cable subscriber additions slowed reflecting the impact of digital repackaging and re-pricing in the newly acquired cable systems as well as a planned slowdown in marketing as the Company prepares to expand its robust On-Demand offering across many more markets. The Company expects that, over time, repackaging and re-pricing will result in significant improvement in the profitability of the Digital Cable offering in the newly acquired systems. The Company reaffirms its previous guidance for Digital Cable subscriber additions of between 950,000 and 1 million in 2003.

Comcast Cable continued to enhance its Digital Cable offering as it expanded the availability of video-on-demand (VOD) and high-definition television (HDTV). VOD is now available to 11 million subscribers and HDTV is now available to more than 9 million subscribers.

Comcast Cable added 417,000 high-speed Internet customers to finish the first quarter with more than 4 million subscribers, representing a penetration rate of 13%. During the quarter Comcast Cable added high-speed Internet subscribers at an average weekly rate of over 32,000 new subscribers, nearly double the weekly average a year ago and up nearly 14% sequentially. More than 79% of the homes in Comcast's footprint, or 31.1 million homes, now have access to high-speed Internet service. This represents the addition of over 1.0 million homes to the service's footprint during the first quarter. As stated above, the Company is increasing its guidance for high-speed Internet customer additions to 1.6 million in 2003 up from previous guidance of 1.3 to 1.4 million additions. The Company expects to end the year with 5.2 million high-speed Internet customers.

Capital expenditures totaled $953 million as Comcast Cable upgraded over 12,200 miles of plant to end the quarter with more than 86% of its footprint upgraded to provide two-way digital and high-speed Internet services. The newly acquired systems are now nearly 80% upgraded to deliver two-way digital cable and high-speed Internet service, up from 73% at December 31, 2002. The Company expects to comfortably meet its target of upgrading approximately 46,000 miles of cable plant this year at a total cost of approximately $1.3 billion with 94% of the total cable plant upgraded to provide two-way digital and high-speed Internet services.

Commerce: QVC
-------------

QVC's consolidated revenues for the quarter ended March 31, 2003 were $1.062 billion, a 7.5% increase from the $988 million reported in the first quarter of 2002. Consolidated EBITDA for the quarter was $211 million, an increase of 9.8% over the $192 million reported in the prior year quarter. Consolidated operating income was $180 million, a 9.1% increase over operating income of $165 million in the first quarter of 2002.

QVC's international operations contributed significantly to the growth in QVC's consolidated results for the first quarter of 2003. International revenue grew over 50% to $214 million for the quarter while international EBITDA grew nearly five fold from $4 million in the first quarter of 2002 to $18 million for the first quarter of 2003. QVC's domestic revenue of $848 million was flat when compared to the first quarter of 2002, reflecting weakness in the domestic economy and the retail sector in particular. QVC's domestic EBITDA grew 2.6% to $193 million for the quarter as a result of continued operating efficiencies, driving domestic EBITDA margin to 22.8% from 22.2%.

Mr. Roberts said, "QVC continues to demonstrate its global leadership position in electronic retailing. Despite a weak domestic retail environment, QVC's international businesses powered the quarter's results, proving once again the strength of its global business model."

On March 3, 2003, Liberty Media Corporation exercised its exit rights related to QVC. Pursuant to the agreement between Comcast and Liberty, the parties have begun the independent appraisal process outlined in the partnership contract.

Content and Other
-----------------

Content and Other includes the Company's content businesses, corporate
overhead and     eliminations. Content businesses include E! Networks (E!
Entertainment and Style), Comcast-Spectacor, The Golf Channel, Outdoor Life Network, and G4.

Comcast's content and other businesses reported first quarter 2003 revenue of $224 million, a 12.6% increase over the first quarter of 2002, principally the result of increases in distribution across all the cable channels. Content and other EBITDA declined 60% to $6 million, due primarily to a decline in EBITDA at Comcast-Spectacor ($11 million) reflecting increased player compensation and fewer events at the arenas, continuing investments in new networks and an increase in corporate overhead from $20 million to $39 million. E! Networks and The Golf Channel each reported double digit growth in revenue and EBITDA growth above 30%.

Consolidated Results
--------------------

The Company's consolidated results include all acquisitions as of the dates of their closing. The Company acquired AT&T Broadband in November 2002 adding over 13 million cable subscribers to its customer base. Results of operations from 314,000 cable subscribers sold to Bresnan Communications on March 20, 2003 are not included in operating results for any periods. All per share amounts are reported on a diluted basis.

For the three months ended March 31, 2003, the Company reported consolidated revenues of $5.518 billion, as compared to $2.667 billion reported in the first quarter of 2002 while consolidated EBITDA more than doubled to $1.638 billion from the $808 million reported in the first quarter of 2002. Increases in revenue, EBITDA, depreciation and amortization and interest expense primarily reflect the acquisition of AT&T Broadband in November 2002. For the three months ended March 31, 2003, the Company reported operating income of $473 million, a 12.4% increase over the $421 million in operating income in the first quarter of 2002. The Company reported a consolidated net loss of $297 million or $0.13 per share as compared to a net loss of $89 million or $0.09 per share in the same period of the prior year. Please refer to the "Reconciliation of Net Income
(Loss) to Free Cash Flow" in Table 8 at the end of this release for further details regarding non-operating items.

Pro forma consolidated results are presented as if the acquisition of AT&T Broadband was effective on January 1, 2002. For the first quarter of 2003, the Company reported pro forma consolidated revenues of $5.517 billion, a 9.7% increase from the $5.031 billion in the first quarter of 2002. Pro forma consolidated EBITDA for the first quarter of 2003 was $1.638 billion, a 30.8% increase from the $1.253 billion in the prior year quarter. Included in the first quarter of 2002 is $88 million of acquisition and employee termination related costs. Excluding these costs, pro forma EBITDA grew 22.1% over the $1.341 billion adjusted 2002 pro forma EBITDA figure. Pro forma consolidated operating income was $473 million, as compared to $107 million in the first quarter of 2002.

Balance Sheet and Liquidity
---------------------------

The Company made significant progress during the first quarter in further strengthening its balance sheet and liquidity position. At March 31, 2003, the Company's total debt was $32.910 billion, including $5.679 billion of exchangeable notes collateralized by equity securities that the Company owns. Debt excluding exchangeables was $27.231 billion. The Company reduced total debt by $2.0 billion from December 31, 2002 through the use of cash proceeds from the TWE restructuring. During the first quarter, the Company completely repaid the bridge facility put in place to fund the acquisition of AT&T Broadband through the issuance of $3 billion of long-term debt and asset sales including the $2.1 billion of cash proceeds received as part of the Time Warner Entertainment restructuring.

Financial Guidance 2003
-----------------------

The Company is increasing its guidance for basic cable subscriber additions and for high-speed Internet additions for 2003. Comcast now expects to add 75,000 to 100,000 basic cable subscribers, a meaningful improvement from previous guidance of flat subscriber growth. The Company now expects to add 1.6 million high-speed Internet subscribers in 2003 versus previous guidance of 1.3 to 1.4 million additions, to finish 2003 with 5.2 million high-speed Internet subscribers. The Company reaffirms all other guidance for 2003 for its cable, QVC and content businesses.

                                       ###


This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Annual Report on Form 10-K for a description of such risks and uncertainties.

Comcast Corporation will host a conference call with the financial community today May 8, 2003 at 10:30 a.m. Eastern Time (ET).

The conference call and accompanying slides will be available on the Company's Investor Relations website at www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on May 8, 2003.

Those parties interested in participating via telephone should dial (847) 413-3237. A telephone replay will begin immediately following the call until May 9, 2003 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 7018562.

To  automatically   receive  Comcast  financial  news  by  email,  please  visit
www.cmcsk.com and subscribe to e-mail Alerts.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. The Company is the largest cable company in the United States, serving over 21 million cable subscribers. The Company's commerce and content businesses include majority ownership of QVC, Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                                              [COMCAST LOGO]

                                                 TABLE 1
                        Condensed Consolidated Statement of Operations (Unaudited)
                               (dollars in millions, except per share data)


                                                                                   Three Months Ended
                                                                                        March 31,
                                                                                  2003              2002
                                                                                -------           -------
Service revenues                                                                $ 4,456           $ 1,679
Net sales from electronic retailing                                               1,062               988
                                                                                -------           -------

                                                                                  5,518             2,667

Cost of goods sold from electronic retailing                                        673               629
Operating, selling, general and administrative expenses                           3,207             1,230
                                                                                -------           -------

Operating income before depreciation and amortization                             1,638               808

Depreciation and amortization                                                     1,165               387
                                                                                -------           -------

Operating income                                                                    473               421

Interest expense                                                                   (525)             (187)
Investment loss, net                                                               (230)             (248)
Other, net                                                                           (2)              (28)
                                                                                -------           -------
                                                                                   (757)             (463)
                                                                                -------           -------

Loss before income taxes and minority interest                                     (284)              (42)

Income tax benefit (expense)                                                         68                (3)
Minority interest                                                                   (81)              (44)
                                                                                -------           -------

Net loss                                                                          ($297)             ($89)
                                                                                =======           =======


Basic net loss per common share                                                 ($ 0.13)          ($ 0.09)
                                                                                =======           =======

Diluted net loss per common share                                               ($ 0.13)          ($ 0.09)
                                                                                =======           =======

Basic and Diluted weighted average number of common shares outstanding            2,255               951
                                                                                =======           =======


                                                  [COMCAST LOGO]

                                                     TABLE 2

                                 Condensed Consolidated Balance Sheet (Unaudited)
                                              (dollars in millions)


                                                                                     March 31,         December 31,
                                                                                       2003               2002
                                                                                      --------          --------
ASSETS
     CURRENT ASSETS
            Cash and cash equivalents                                                 $  1,024          $    781
            Other current assets                                                         5,464             6,295
                                                                                      --------          --------

                 Total current assets                                                    6,488             7,076
                                                                                      --------          --------

     INVESTMENTS                                                                        13,188            15,207

     OTHER NONCURRENT ASSETS - including property and
     equipment, and intangible assets                                                   90,336            90,822
                                                                                      --------          --------

                                                                                      $110,012          $113,105
                                                                                      ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES
            Accounts payable, accrued expenses and other current liabilities          $  7,594          $  8,430
            Short-term debt and current portion of long-term debt                        2,652             6,953
                                                                                      --------          --------
                 Total current liabilities                                              10,246            15,383
                                                                                      --------          --------

     LONG-TERM DEBT, less current portion                                               30,258            27,957

     OTHER NONCURRENT LIABILITIES & MINORITY INTEREST                                   31,454            31,436

     STOCKHOLDERS' EQUITY                                                               38,054            38,329
                                                                                      --------          --------

                                                                                      $110,012          $113,105
                                                                                      ========          ========


            Note:
            The value of certain assets and liabilities in the November 2002 AT&T Broadband acquisition are based on preliminary valuations and are subject to adjustment as additional information is obtained, including reports from valuation specialists and information related to the cost of terminating or meeting contractual obligations.


                                         [COMCAST LOGO]

                                            TABLE 3
                   Condensed Consolidated Statement of Cash Flows (Unaudited)
                                     (dollars in millions)

                                                                          Three Months Ended
                                                                               March 31,
                                                                       2003              2002
                                                                     -------           -------
OPERATING ACTIVITIES
Net cash provided by operating activities                            $   800           $   519
                                                                     -------           -------


FINANCING ACTIVITIES
Proceeds from borrowings                                               3,900               520
Retirements and repayments of debt                                    (6,079)             (451)
Other, net                                                               (16)               62
                                                                     -------           -------

Net cash (used in) provided by financing activities                   (2,195)              131
                                                                     -------           -------


INVESTING ACTIVITIES
Capital expenditures                                                    (971)             (399)
Proceeds from restructuring of TWE investment                          2,100                --
Proceeds from sales of investments and assets held for sale              668                --
Other, net                                                              (159)              (58)
                                                                     -------           -------

Net cash provided by (used in) investing activities                    1,638              (457)
                                                                     -------           -------

INCREASE IN CASH AND CASH EQUIVALENTS                                    243               193

CASH AND CASH EQUIVALENTS, beginning of period                           781               350
                                                                     -------           -------

CASH AND CASH EQUIVALENTS, end of period                             $ 1,024           $   543
                                                                     =======           =======



                                                     [COMCAST LOGO]

                                                        TABLE 4
                              Pro Forma Financial Data by Business Segment (Unaudited) (1)
                                                 (dollars in millions)

                                                    (2)                  (3)                  (4)
                                                  Cable               Commerce        Content and Other         Total
                                                  ------              --------        -----------------         -----

Three Months Ended March 31, 2003
---------------------------------
Revenues                                           $4,231               $1,062                $224              $5,517
EBITDA                                             $1,421                 $211                  $6              $1,638
Operating Income (Loss)                              $341                 $180                ($48)               $473
EBITDA Margin                                       33.6%                19.9%                  NM               29.7%
Capital Expenditures (7)                             $953                  $13                  $5                $971

Three Months Ended March 31, 2002
---------------------------------
Revenues                                           $3,844                 $988                $199              $5,031
EBITDA (5)                                         $1,046                 $192                 $15              $1,253
Operating Income (Loss)                               ($6)                $165                ($52)               $107
EBITDA Margin (5)                                   27.2%                19.4%                  NM               24.9%
Capital Expenditures (6)                           $1,097                  $32                  $9              $1,138



(1)  See Non-GAAP and Other Financial Measures in Table 8. Historical  financial data by business segment,  as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q.

(2)  Pro forma  financial  data  includes  the results of AT&T  Broadband  acquired in  November  2002 (newly  acquired systems).  Pro forma  financial  data  excludes  the  results of the  314,000  cable  subscribers  sold to Bresnan
     Communications in March 2003 and excludes the results of the net reduction of 16,000  subscribers  associated with the cable system exchange with Insight Communications in February 2003.

(3)  Pro forma  financial  data  excludes  the results of QVC's  infomercial  operations  in Mexico  which were sold in
     February 2003.

(4)  Content and Other includes segments not meeting quantitative  guidelines for reporting,  including our content and business  communications  operations,  and corporate expenses. It also includes elimination entries related to the segments  presented.  Content  includes E!  Networks (E!  Entertainment  and Style),  Comcast-Spectacor,  The Golf
     Channel,  Outdoor Life Network and G4.  Revenues and EBITDA of our content  businesses  for the three months ended
     March 31, 2003 and 2002 were as follows:

                                                      2003                2002
                                                      ----                ----
     Revenue                                          $242               $219
     EBITDA                                            $50                $56
     EBITDA Margin                                    20.5%              25.5%


(5)  Included for the three months ended March 31, 2002 are  acquisition  & employee  termination  related costs of $88 million incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

(6)  For newly acquired systems, includes capital expenditures made since January 1, 2002.

(7)  Our Cable segment's capital expenditures are comprised of the following categories:

                                                                  Recurring
                                                                   Capital
                                                     1Q03        Percentage*
                                                     ----        -----------
     Customer Premise Equipment (CPE)                $386           15%-25%
     Scalable Infrastructure                           54           2%-10%
     Line Extensions                                   54               -
     Upgrade/Rebuild                                  342           20%-30%
     Support Capital                                  117            100%
                                                     ----
     Total                                           $953
                                                     ====

     CPE includes  costs  incurred at the customer  residence to secure new  customers,  revenue  units and  additional bandwidth revenues (e.g. digital converters).  Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements
     (e.g. headend  equipment).  Line extensions include network costs associated with entering new service areas (e.g.
     fiber/coaxial cable).  Upgrade/rebuild includes costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.  Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).

     *    Represents an estimate of the recurring capital expenditures for each of the above components.

                                                          [COMCAST LOGO]

                                                              TABLE 5
                                   Pro Forma Data - Cable Segment Components (Unaudited) (1)(2)
                                   ------------------------------------------------------------
                              (dollars in millions, except average revenue per basic subscriber data)

                                                      Historical                  Newly Acquired
                                                      Systems (3)                   Systems (3)                    Total
                                               -----------------------       -----------------------         --------------------
Three Months Ended March 31                      2003            2002         2003             2002          2003           2002
                         --                      ----            ----         ----             ----          ----           ----
Revenues:
Video (4)                                       $1,230          $1,149       $1,752           $1,678        $2,982         $2,827
High-Speed Internet                                204             119          288              193           492            312
Phone                                                6               6          218              169           224            175
Advertising                                         92              81          143              136           235            217
Other (5)                                           62              63           85              102           147            165
Franchise Fees                                      51              51          100               97           151            148
                                               -----------------------       -----------------------         --------------------
Total Revenues                                  $1,645          $1,469       $2,586           $2,375        $4,231         $3,844
Average Total Revenue per Basic Subscriber      $64.16          $57.64       $67.51           $60.24        $66.15         $59.08

EBITDA (6)                                        $675            $597         $746             $449        $1,421         $1,046
Operating Income (Loss)                           $376            $304         ($35)           ($310)         $341            ($6)
EBITDA Margin (6)                                41.0%           40.7%        28.9%            18.9%         33.6%          27.2%
Capital Expenditures (7)                          $335            $358         $618             $739          $953         $1,097
EBITDA, Net of Capital Expenditures               $340            $239         $128            ($290)         $468           ($51)

-----------------------------------------------------------------------------------------------------------------------------------

(1)  See Non-GAAP and Other Financial Measures in Table 8.

(2)  Pro forma  financial  data  includes  the results of AT&T  Broadband  acquired in  November  2002 (newly  acquired systems).  Pro forma  financial  data  excludes  the  results of the  314,000  cable  subscribers  sold to Bresnan
     Communications in March 2003 and excludes the results of the net reduction of 16,000  subscribers  associated with the cable system exchange with Insight Communications in February 2003.

(3)  Historical  systems  represent  those cable  businesses  operated by the Company prior to the  acquisition of AT&T
     Broadband. The newly acquired systems represent those cable businesses acquired from AT&T.

(4)  Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(5)  Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings and revenues of our digital media center and regional sports programming networks.

(6)  Included for the three months ended March 31, 2002 are  acquisition  & employee  termination  related costs of $88 million incurred by AT&T Broadband prior to the acquisition of AT&T Broadband by Comcast.

(7)  For newly acquired systems, includes capital expenditures made since January 1, 2002.


                                                           [COMCAST LOGO]

                                                               TABLE 6
                                         Pro Forma Data - Cable Segment (Unaudited) (1) (2)
                                         --------------------------------------------------


                                   Historical Systems (3)          Newly Acquired Systems (3)                    Total
                                   ----------------------          --------------------------                    -----
                                1Q03      4Q02       1Q02         1Q03       4Q02       1Q02           1Q03        4Q02       1Q02
                                ----      ----       ----         ----       ----       ----           ----        ----       ----
Cable
Homes Passed (000's)         14,270.0   14,188.4   13,986.1     25,042.1   24,926.8    24,375.7      39,312.1   39,115.2   38,361.8
Subscribers (000's)           8,553.7    8,539.4    8,511.7     12,792.4   12,749.8    13,053.3      21,346.1   21,289.2   21,565.0
Penetration                     59.9%      60.2%      60.9%        51.1%      51.1%       53.6%         54.3%      54.4%      56.2%
Quarterly Net Subscriber
   Additions (000's)             14.3       40.6       40.7         42.6      (49.8)     (179.8)         56.9       (9.2)    (139.1)

Digital Cable
"Digital Ready"
  Subscribers (000's)         8,553.7    8,539.4    8,400.2     12,792.4   12,749.8    13,053.3      21,346.1   21,289.2   21,453.5
Subscribers (000's)           2,321.8    2,245.4    1,855.5      4,465.4    4,373.3     3,642.5       6,787.2    6,618.7    5,498.0
Penetration                     27.1%      26.3%      22.1%        34.9%      34.3%       27.9%         31.8%      31.1%      25.6%
Quarterly Net Subscriber
   Additions (000's)             76.4      132.9      114.7         92.1      254.4       251.7         168.5      387.3      366.4
Monthly Average Revenue
   per Subscriber              $15.42     $15.00     $14.66       $14.73     $14.21      $14.28        $14.96     $14.48     $14.40

High-Speed Internet
"Available" Homes  (000's)   13,026.2   12,611.3   11,299.0     18,080.7   17,460.5    15,278.0      31,106.9   30,071.8   26,577.0
Subscribers (000's)           1,718.1    1,525.9    1,040.5      2,319.2    2,094.4     1,609.7       4,037.3    3,620.3    2,650.2
Penetration                     13.2%      12.1%       9.2%        12.8%      12.0%       10.5%         13.0%      12.0%      10.0%
Quarterly Net Subscriber
   Additions (000's)            192.2      187.2       92.4        224.8      179.8       136.6         417.0      367.0      229.0
Monthly Average Revenue
   per Subscriber              $41.97     $40.78     $39.97       $43.44     $43.09      $41.74        $42.82     $42.13     $41.05

Phone
"Available" Homes  (000's)      320.9      273.8      251.1      8,674.2    8,438.4     7,125.0       8,995.1    8,712.2    7,376.1
Subscribers (000's)              38.0       39.5       41.8      1,380.8    1,398.9     1,114.9       1,418.8    1,438.4    1,156.7
Penetration                     11.8%      14.4%      16.6%        15.9%      16.6%       15.6%         15.8%      16.5%      15.7%
Quarterly Net Subscriber
   Additions (000's)             (1.5)       0.8        1.0        (18.1)      76.0       110.4         (19.6)      76.8      111.4
Monthly Average Revenue
   per Subscriber              $50.18     $55.61     $45.52       $52.35     $53.33      $53.32        $52.29     $53.40     $53.03

Total Revenue Generating
   Units (000's) (4)         12,631.6   12,350.2   11,449.5     20,957.8   20,616.4    19,420.4      33,589.4   32,966.6   30,869.9

-----------------------------------------------------------------------------------------------------------------------------------

Supplemental Information - Pro Forma Historical Data
 (dollars in millions)

Revenue                                                         1Q03          4Q02          3Q02           2Q02          1Q02
                                                                ----          ----          ----           ----          ----
Historical Systems                                            $ 1,645       $ 1,601       $ 1,548        $ 1,541       $ 1,469
Newly Acquired Systems                                          2,586         2,548         2,487          2,468         2,375
                                                              ----------------------------------------------------------------
Total                                                         $ 4,231       $ 4,149       $ 4,035        $ 4,009       $ 3,844

EBITDA
Historical Systems                                              $ 675         $ 645         $ 647          $ 653         $ 597
Newly Acquired Systems                                            746           403           551            524           449
                                                              ----------------------------------------------------------------
EBITDA (5)                                                    $ 1,421       $ 1,048       $ 1,198        $ 1,177       $ 1,046

Acquisition & employee termination related costs                                130           107            100            88
     included in EBITDA (5)
                                                                           ---------------------------------------------------
Adjusted EBITDA                                                             $ 1,178       $ 1,305        $ 1,277       $ 1,134
                                                                           ===================================================

-----------------------------------------------------------------------------------------------------------------------------------



(1)  See Non-GAAP and Other Financial Measures in Table 8.

(2)  Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (newly acquired  systems).  Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan  Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in
     February 2003.


(3)  Historical  systems  represent those cable businesses  operated by the Company prior to the acquisition of AT&T Broadband.  The newly acquired systems represent those cable businesses acquired from AT&T.

(4)  The sum total of all primary analog video,  digital video,  high-speed Internet and phone customers,  but excluding  additional outlets.

(5)  Included for the four quarters ended December 31, 2002 are  acquisition & employee  termination  related costs incurred by AT&T
     Broadband prior to the acquisition of AT&T Broadband by Comcast.


                                                    [COMCAST LOGO]

                                                        TABLE 7
                                Pro Forma Data - Commerce Segment (QVC) (Unaudited) (1)
                                -------------------------------------------------------
                                            (dollars and homes in millions)


                                                    Domestic (2)     Germany          UK           Japan        Total
                                                    -----------      -------         ---           -----        -----
Three Months Ended March 31, 2003
Revenue                                                  $848           $95          $79            $40       $1,062
Gross Margin                                            37.1%         32.5%        36.8%          37.1%        36.6%
EBITDA                                                   $193            $6           $7             $5         $211
Operating Income                                         $170            $3           $4             $3         $180
EBITDA Margin                                           22.8%          5.8%         9.0%          12.8%        19.9%
Average Homes (3)                                        75.7          26.0         11.5            6.7          N/A
Revenue per Average Home (in local currency)           $11.16    [EURO]3.44   [POUND]4.29        Y722.50         N/A


Three Months Ended March 31, 2002
Revenue                                                  $848           $60          $68            $12         $988
Gross Margin                                            36.9%         31.1%        35.2%          34.0%        36.4%
EBITDA                                                   $188            $0           $6            ($2)        $192
Operating Income (Loss)                                  $165           ($2)          $4            ($2)        $165
EBITDA Margin                                           22.2%          0.8%         8.5%         (20.4%)       19.4%
Average Homes (3)                                        73.5          24.2          9.6            3.7          N/A
Revenue per Average Home (in local currency)           $11.46    [EURO]2.84  [POUND]4.82        Y410.60          N/A

(1) Financial data excludes the results of QVC's infomercial operations in Mexico which were sold in February 2003.

(2)  Domestic includes the U.S. channel, infomercial business and QVC.com.

(3) Note that while QVC has the potential to serve this many homes in Germany, it is estimated that approximately 50% of the serviced homes are programmed to receive the QVC channel.

                                 [COMCAST LOGO]

                                    TABLE 8

Non-GAAP and Other Financial Measures

EBITDA is the primary basis used by our management to measure the operational strength and performance of our businesses. Management uses Free Cash Flow as an additional performance measure and as an indicator of our ability to pay debt and make strategic investments. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

EBITDA is the measure of profit or loss our management uses to evaluate performance of all of our operating segments and operating units within all of our segments. EBITDA is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations and is unaffected by our capital structure or investment activities. EBITDA is frequently used as one of the bases for comparing our operating performance with other companies in our industries, although our measure of EBITDA may not be directly comparable to similarly titled measures of other companies. Because we use EBITDA as a measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of EBITDA is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission.

Free Cash Flow is defined as EBITDA less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions. We believe Free Cash Flow is a non-GAAP financial measure as contemplated by Regulation G.

Debt Excluding Exchangeables refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own. We believe Debt Excluding Exchangeables is a non-GAAP financial measure as contemplated by Regulation G.

Pro Forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

EBITDA and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

Quantitative reconciliations of Free Cash Flow and Debt Excluding Exchangeables and, although not required by Regulation G, of EBITDA and our pro forma data follows.


                                                           [COMCAST LOGO]

                                                          TABLE 8 continued
                          Reconciliations of Historical and Pro Forma Data by Business Segment (Unaudited)
                                                        (dollars in millions)

                                                           Historical
                                      --------------------------------------------------
                                                                                                 Adjustments (1)
                                                                                             ------------------------
                                      Cable     Commerce    Content and Other    Total       Cable    Content and Other   Pro forma
                                      -----     --------    -----------------    -----       -----    -----------------   ---------
Three Months Ended March 31, 2003
---------------------------------
Revenues                              $4,232       $1,062             $224     $5,518           ($1)                -         $5,517
Operating expenses (excluding
     depreciation & amortization)      2,811          851              218      3,880            (1)                -          3,879
                                      ------      -------           ------    -------          ----           -------        -------
EBITDA                                $1,421         $211               $6     $1,638             -                 -         $1,638
Depreciation and amortization          1,080           31               54      1,165             -                 -          1,165
                                      ------      -------           ------    -------          ----           -------        -------
Operating income (loss)                 $341         $180             ($48)      $473             -                 -           $473
                                      ======      =======           ======    =======          ====           =======        =======
Capital expenditures                    $953          $13               $5       $971             -                 -           $971
                                      ======      =======           ======    =======          ====           =======        =======


                                                                                                 Adjustments (1)
                                                                                             ------------------------
Three Months Ended March 31, 2002     Cable     Commerce    Content and Other    Total       Cable    Content and Other   Pro forma
---------------------------------     -----     --------    -----------------    -----       -----    -----------------   ---------
Revenues                              $1,469         $988             $210     $2,667        $2,375             ($11)        $5,031
Operating expenses (excluding
     depreciation & amortization)        872          796              191      1,859         1,926               (7)         3,778
                                      ------      -------           ------    -------          ----          -------        -------
EBITDA                                  $597         $192              $19       $808          $449              ($4)        $1,253
Depreciation and amortization            293           27               67        387           759                -          1,146
                                      ------      -------           ------    -------          ----          -------        -------
Operating income (loss)                 $304         $165             ($48)      $421         ($310)             ($4)          $107
                                      ======      =======           ======    =======          ====          =======        =======
Capital expenditures                    $358          $32               $9       $399          $739                -         $1,138
                                      ======      =======           ======    =======          ====          =======        =======




    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)
As of March 31, 2003
--------------------
Current portion of long-term debt                    $2,652
Long-term debt                                       30,258
                                                    -------
Total Debt                                          $32,910
Exchangeable debt                                     5,679
                                                    -------
Debt excluding exchangeables                        $27,231
                                                    =======

(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.

                                                         [COMCAST LOGO]

                                                       TABLE 8 continued
                           Reconciliations of Cable Segment Historical and Pro Forma Data (Unaudited)
                                                     (dollars in millions)



Three Months Ended December 31, 2002                                        Historical       Adjustments (1)         Pro forma
------------------------------------                                        ----------       ---------------         ---------
Revenues                                                                      $2,792               $1,357               $4,149
Operating expenses (excluding depreciation & amortization)                     1,890                1,211                3,101
                                                                             -------             --------             --------
EBITDA                                                                           902                  146                1,048
Depreciation and amortization                                                    770                  421                1,191
                                                                             -------             --------             --------
Operating income (loss)                                                         $132                ($275)               ($143)
                                                                             =======             ========             ========



Three Months Ended September 30, 2002                                       Historical       Adjustments (1)         Pro forma
-------------------------------------                                       ----------       ---------------         ---------
Revenues                                                                      $1,548               $2,487               $4,035
Operating expenses (excluding depreciation & amortization)                       901                1,936                2,837
                                                                             -------             --------             --------
EBITDA                                                                           647                  551                1,198
Depreciation and amortization                                                    309                  777                1,086
                                                                             -------             --------             --------
Operating income (loss)                                                         $338                ($226)                $112
                                                                             =======             ========             ========




Three Months Ended June 30, 2002                                            Historical       Adjustments (1)         Pro forma
--------------------------------                                            ----------       ---------------         ---------
Revenues                                                                      $1,541               $2,468               $4,009
Operating expenses (excluding depreciation & amortization)                       888                1,944                2,832
                                                                             -------             --------             --------
EBITDA                                                                           653                  524                1,177
Depreciation and amortization                                                    298                  785                1,083
Impairment charge                                                                  -               16,525               16,525
                                                                             -------             --------             --------
Operating income (loss)                                                         $355             ($16,786)            ($16,431)
                                                                             =======             ========             ========



(1)  Pro forma data is only adjusted for timing of the acquisitions  (or  dispositions)  and for acquisitions  does not include adjustments  for costs related to integration  activities,  cost savings or synergies that have been or may be achieved by the combined businesses.

                                                         [COMCAST LOGO]

                                                       TABLE 8 continued
                               Reconciliation of Net Income (Loss) to Free Cash Flow (Unaudited)
                                          (dollars in millions, except per share data)


                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                               2003                                 2002
                                                                               ----                                 ----
                                                                         $         per share (3)           $     per share (3)
                                                                      -------      -------------        -----   --------------
Net Income (Loss) as reported                                         ($297)            ($0.13)          ($89)        ($0.09)
  Non-operating items, net of tax (1)                                   204               0.09            208           0.22
                                                                       ----              -----           ----          -----
Net Income (Loss) as adjusted                                           (93)             (0.04)           119           0.13

Items to reconcile net income (loss) as adjusted to EBITDA:
  Depreciation & amortization                                         1,165               0.52            387           0.41
  Interest expense                                                      525               0.23            187           0.20
  Income tax expense                                                     41               0.02            115           0.11
                                                                       ----              -----           ----          -----
EBITDA                                                               $1,638              $0.73           $808          $0.85
                                                                       ====              =====           ====          =====

                                                                             2003                                 2002
                                                                             ----                                 ----

EBITDA                                                               $1,638             $1,638           $808           $808
Less:
  Interest, net (2)                                                    (540)              (540)          (171)          (171)
  Cash Paid for Income Taxes                                            (41)               (41)           (30)           (30)
  Change in Operating Assets & Liabilities, net of acquisitions                           (257)                          (88)
                                                                                          ----                          ----
Cash Flow from Operating Activities                                                       $800                          $519
                                                                                          ====                          ====
     Less:  Capital Expenditures                                       (971)                             (399)
                                                                        ---                              ----
Free Cash Flow                                                          $86                              $208
                                                                        ===                              ====

---------------------------------------------------------------------------------------------------------------------------------

(1)    Detail of non-operating items:
                                                                          $         per share (3)          $      per share (3)
                                                                      -------      -------------        -----    --------------
      Investment (income) expense  - mark to market adjustments on
          trading securities, derivatives and hedged items, net        $230              $0.10           $244          $0.26
      Investment expense - investment impairment losses (4)              55               0.02             13           0.01
      All other, net (5)                                                 28               0.02             63           0.07
                                                                       ----              -----           ----          -----
        Total non-operating items                                       313               0.14            320           0.34
      Tax effect                                                       (109)             (0.05)          (112)         (0.12)
                                                                       ----              -----           ----          -----
      Non-operating items, net of tax                                  $204              $0.09           $208          $0.22
                                                                       ====              =====           ====          =====


(2)  Includes interest expense net of interest income and excludes non-cash interest.


(3)  Diluted weighted average shares outstanding for the three months ended March 31, 2003 and 2002 were 2.255 billion and 951 million, respectively.

(4)  We record losses on  our investments for which we have determined that a decline in value of the investment was considered other than temporary.

(5)  Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other income
(expense) and minority interest.
